SIFCO INDUSTRIES, INC. 2007 LONG-TERM INCENTIVE PLAN
(Amended and Restated as of November 17, 2016)

Performance Share Award Agreement

THIS PERFORMANCE SHARE AWARD AGREEMENT (“Award Agreement”) is made and entered into effective as of _________ (“Grant Date”) by and between SIFCO INDUSTRIES, INC., an Ohio corporation (the “Company”), and __________, an Employee of the Company (the “Grantee”).
In recognition of the value of Grantee’s service as a key employee of the Company and/or its Affiliates, the Committee hereby awards the Grantee Performance Shares under the Plan, subject to the following terms and conditions. Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the SIFCO Industries, Inc. 2007 Long-Term Incentive Plan, as amended and restated (the “Plan”).
1.Award. Subject to the conditions set forth herein, the Company hereby grants to Grantee, as of the Grant Date specified above, an Award of ______ Performance Shares (“PSs”) which may be earned in accordance with Section 2. This represents the maximum number of Performance Shares that can be earned. Your target number of Performance Shares, awarded at Target Performance as defined in Section 2, is ________ (“Target Award”).
2.Performance Vesting. Subject to Sections 4, 5 and 6, the Company shall deliver to Grantee one share of Stock for each whole Performance Share that is earned in accordance with the following schedule:

Performance Level Achieved	3 Yr. Average EBITDA Margin Performance Measure	Vested PSs for EBITDA Margin Performance Measure
Minimum	Performance goals to be inserted	0%
	Performance goals to be inserted	50%
Target	Performance goals to be inserted	100%
	Performance goals to be inserted	150%
Maximum	Performance goals to be inserted	200%

Company shall interpolate amounts for the three year average EBITDA Margin performance results that fall between the minimum and maximum thresholds. The Performance Measure achieved may be evaluated and adjusted as provided in Sections 13.6.5 and 13.6.6 of the Plan.
3.Delivery of Shares. The number of shares of Stock that Grantee earns, if any, as a result of the vesting of Grantee’s PSs under Sections 2 will be delivered to Grantee within the Specified Date. Before such delivery, the Committee shall certify in writing the number of Performance Shares that you have earned. No fractional shares will be delivered pursuant to this Award.
4.Employment Termination. Except as provided in Sections 5 and 6, if Grantee incurs a Separation from Service before the end of the Performance Period, this Award of Performance Shares shall be forfeited on the date of such Separation from Service. In the event that Grantee is re-employed by the Company during the same Performance Period and after no more than twelve consecutive months of Separation from Service, Grantee’s Award will be reinstated. At the conclusion of the Performance Period, the number of PSs earned will be prorated to reflect the number of full months of service completed during the Performance Period.
5.Retirement, Death or Disability. If Grantee’s Separation from Service occurs during the Performance Period, because of Grantee’s retirement on or after the age of 65, death or Disability, Grantee will be entitled to a prorated portion of the PSs earned in accordance with Section 2, determined at the end of the Performance Period based on the ratio of the number of days Grantee is employed during the Performance Period to the total number of days in the Performance Period. It is the intention of the Company and Grantee that this provision comply with Treasury Regulation Section 1.162-27(e)(2)(i), and that no PSs will vest and no shares of Stock will be delivered unless the Performance Measures are met as specified in Section 2 of this Award Agreement. Any payouts/deliveries of Stock due as a result of Grantee’s death shall be paid to Grantee’s estate (or Grantee’s designated beneficiary) within the Specified Date after the end of the Performance Period as specified in Section 3 hereof.
6.Change in Control.
(a)    In General. Unless previously forfeited, or limited pursuant to Section 6(b), the Award shall vest in full if (i) a Corporate Transaction occurs, and (ii) either (x) Grantee incurs a Separation from Service within twelve months following such Corporate Transaction, other than a Separation from Service by the Company for Cause or a Separation from Service by Grantee other than as a result of a reduction in Grantee’s title, duties or compensation, a proposed relocation of Grantee, or Grantee’s death or Disability; or (y) the Company does not survive as a standalone entity following such Corporate Transaction, or the Award is terminated in connection with the Corporate Transaction.
(b)    Preclusion of Vesting in Certain Instances. Notwithstanding any other provision of this Award Agreement or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or any Affiliate, except an agreement, contract, or understanding that expressly addresses Section 280G or Section 4999 of the Code (an

“Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), if the Grantee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any PS held by the Grantee and any right to receive any payment or other benefit under this Award Agreement shall not become vested (i) to the extent that such right to vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this Award Agreement, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Award Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under this Award Agreement, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment.
(c)    Time and Form of Payment. Within 70 days after the close of the Corporate Transaction, the Company shall deliver, at its sole discretion, either (i) one share of stock for each vested PS, or (ii) the cash equivalent of one share of stock for each vested PS, which payout/delivery shall be in lieu of any payout/delivery under Section 2; provided that if such 70-day period begins in one calendar year and end in another, the Grantee shall not have the right to designate the year of payment; and, provided further, that the cash equivalent shall be determined using the imputed value as of the close of the Corporate Transaction. The Company and Grantee acknowledge that Treasury Regulation Section 1.162-27(e)(2)(v) applies to this Corporate Transaction situation.
(d)    Award Agreement Controls. Only the provisions of this Section 6, and not the provisions of any other change in control agreement or other agreement containing change in control provisions, shall apply to the Award.
7.Transferability. The PSs shall not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner, whether by the operation of law or otherwise. Any attempted transfer of the PSs prohibited by this Section 7 shall be null and void.
8.Adjustments. The PSs shall be subject to adjustment in accordance with the Plan.
9.Withholding. Grantee is responsible for all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the PSs to satisfy its minimum statutory withholding requirements. Such payment shall be made in full at Grantee’s election, by check made payable to the Company, or by Grantee’s tender of shares of Stock payable under this Award. Shares of Stock tendered as payment of required withholding shall be valued at Fair Market Value on the date such withholding obligation arises or at the imputed value as of the close of the Corporate Transaction if the stock ceases to exist as a result of a Corporate Transaction.

10.Miscellaneous.
(a)    Disclaimer of Rights. Nothing contained herein shall constitute an obligation for continued employment.
(b)    Rights Unsecured. Grantee only has the Company’s unfunded, unsecured promise to pay pursuant to the terms of this Award. Grantee’s rights shall be that of an unsecured general creditor of the Company and Grantee shall not have any security interest in any assets of the Company.
(c)    Adjustment for Dividends. Upon the declaration of any dividend on shares of Stock of the Company to shareholders of record as of a date after the end of the Performance Period but before the issuance of a stock certificate representing the earned Award, the number of PSs shall be increased by the number obtained by dividing (x) the aggregate amount of the dividend that would be payable to Grantee if each of Grantee’s PSs were issued and outstanding and entitled to dividends on the dividend shareholder of record date, by (y) the Fair Market Value of the Company’s common stock on the shareholder of record date.
(d)    Terms of Plan. The Award is subject to the terms and conditions set forth in the Plan, which are incorporated into and shall be deemed to be a part of this Award, without regard to whether such terms and conditions are otherwise set forth in this Award. In the event that there is any inconsistency between the provisions of this Award and of the Plan, the provisions of the Plan shall govern.
(e)    Severability. If any term, provision, covenant or restriction contained herein is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.
(f)    Controlling Law. The Award shall be construed, interpreted and applied in accordance with the laws of the State of Ohio, without giving effect to the choice of law provisions thereof. Grantee agrees to irrevocably submit any dispute arising out of or relating to this Award to the exclusive concurrent jurisdiction of the state and federal courts located in Cleveland, Ohio. Grantee also irrevocably waives to the fullest extent permitted by applicable law, any objection Grantee may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and agrees to accept service of legal process from the courts of Ohio.
(g)    Section 409A Compliance. To the extent applicable, it is intended that this Award and the Plan comply with Section 409A. This Award and the Plan shall be interpreted and administered in a manner consistent with this intent, and any provision that would cause the Award or the Plan to fail to satisfy Section 409A shall have no force and effect unless or until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Company without Grantee’s consent).

(h)    Headings. Section and other headings contained in this Award Agreement are for reference purposes only and are in no way intended to describe, interpret, defined or limit the scope, extent or intent of the Award or any provision hereof or of the Plan.
11.Definitions. As used herein the following terms shall be defined as set forth below:
(a)     “EBITDA Margin” means earnings from continuing operations before interest, taxes, depreciation and amortization, adjusted for LIFO, and then divided by Net Sales.
(b)    “Performance Period” means the Company’s three (3) consecutive fiscal years commencing with the fiscal year beginning October 1, 2016, and ending with the fiscal year ending September 30, 2019.
(c)    “Specified Date” means any day during the period that begins on December 1, 2019, and that ends on February 15, 2020.
IN WITNESS WHEREOF, the Company has caused this Award Agreement to be duly executed, and the Grantee has hereunto set his or her hand, all as of the day and year first above written.

SIFCO INDUSTRIES, INC. By: Its: President and Chief Executive Officer

GRANTEE: Signature: